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Exhibit 10.41

SETTLEMENT ALLOCATION AGREEMENT

    THIS SETTLEMENT ALLOCATION AGREEMENT is made this 27th day of April, 2001, by and among WIND RIVER SYSTEMS KABUSHIKI KAISHA, a corporation organized and existing under the laws of Japan and having its registered office at Ebisu Prime Square Tower, 1-1-39 Hiroo, Shibuya-ku, Tokyo 150-0012, Japan ("WRSKK"); WIND RIVER SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 500 Wind River Way, Alameda, California 94501, USA ("WRSI"); and KOBE STEEL, LTD., a corporation organized and existing under the laws of Japan and having its registered office at 5-1 Wakinohama-Kaigandori 1-chome, Chuo-ku, Kobe, Japan ("Kobe").

    WHEREAS, on 30th March 2001 WRSKK and Kobe entered into that certain Settlement Agreement ("Settlement Agreement"), wherein the parties resolved various issues arising from their termination of business relationships involving WRSI computer software and other products ("WRSI Products");

    WHEREAS, pursuant to the terms and conditions of said Settlement Agreement, WRSKK agreed to pay to Kobe a sum certain to settle any claims arising out of the termination of their business relationships, if any, and for Kobe's customer list, goodwill, etc. (hereinafter referred to collectively as "Settlement Proceeds"); and

    WHEREAS, the particular breakdown of how the Settlement Proceeds would be allocated among the various matters was mutually determined and agreed upon by the parties hereto after engaging in discussions and consultations between the parties.

    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    Section 1. Definitions.  All capitalized terms used in this Agreement shall have the same meaning as defined in the Settlement Agreement unless otherwise specifically defined herein.

    Section 2. Allocation of Settlement Proceeds.  Based upon discussions and consultations between the parties hereto pursuant to the Settlement Agreement, the parties decided WRSI shall pay to Kobe all termination costs of ancillary agreements (JVA and MDA) in the aggregate amount of Three Million Japanese Yen (JPY3,000,000). The parties determined that such termination costs were properly allocated to WRSI, since it was WRSI's decision to terminate said JVA and MDA with Kobe. Accordingly, WRSI shall reimburse WRSKK for JPY3,000,000 of the Three Hundred Million Japanese Yen (JPY300,000,000) that WRSKK has already paid to Kobe on or about 30 March 2001.

    Section 3. Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Except as amended by this Agreement, the Settlement Agreement shall continue to be unchanged and the Settlement Agreement as amended by this Agreement sets forth the entire agreement between WRSKK and Kobe with respect to the subject matter contemplated therein. No amendment to the Settlement Agreement or this Agreement shall be effective unless in writing and signed by WRSKK and Kobe.

    Section 4. Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of Japan. The parties hereto hereby agree that any suits brought hereunder shall be brought in the Tokyo District Court in Tokyo, Japan, which will have sole and exclusive jurisdiction for the first instance.

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    IN WITNESS WHEREOF, this Agreement has been made in duplicate, each of the parties caused this Agreement to be executed by a duly authorized officer or agent as of the date first above written, and the parties hereto shall each keep one (1) original copy of the Agreement.

WIND RIVER SYSTEMS KABUSHIKI KAISHA, a Japan corporation
By:	/s/ Giuseppe Kobayashi Giuseppe Kobayashi Its: Representative Director
Place and Date of Signing: Tokyo, Japan, 27 April 2001
"WRSKK"
WIND RIVER SYSTEMS, INC., a California corporation
By:	/s/ Marla Ann Stark Marla Ann Stark Its: Vice President and General Counsel
Place and Date of Signing: California, U.S.A., 27 April 2001
"WRSI"
KOBE STEEL, LTD., a Japan corporation
By:	/s/ Yoshiro Nishimoto Yoshiro Nishimoto Its: General Manager
Place and Date of Signing: Kobe, Japan, 27 April 2001
"Kobe"

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  Exhibit 10.41
SETTLEMENT ALLOCATION AGREEMENT